Exhibit 11
                                                                     ----------
WSMP, INC. AND SUBSIDIARIES
                           -----------------------------------------------------

           Computation of Earnings (Loss) Per Common and Common Equivalent Share



                                                        Three Months Ended                Nine Months Ended
                                                    November 1,    November 3,        November 1,    November 3,
                                                       1996           1995               1996           1995

                                                   ------------   ------------       ------------   ------------
Earnings (loss) computations:
  Net earnings (loss)                              $  178,405     $   13,017         $  425,035     $  (343,212)
                                                   ============   ============       ============   ============
Weighted average shares computation:
  Actual outstanding shares at beginning
    of period                                       2,760,338      2,710,338          2,760,338       2,660,338
  Add (deduct) weighted average shares
    applicable to:
  Common stock issued                                                 38,690                             55,481
  Common stock options outstanding                    354,233        149,450            263,258
                                                   ------------   ------------       ------------    -----------
  Weighted average shares as adjusted               3,114,571      2,898,478          3,023,596       2,715,819
                                                   ============   ============       ============    ===========

Earnings (loss) per common and common
     equivalent share                             $       .06     $      .00         $      .14      $     (.13)
                                                  =============   ============       ============    ===========

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